ARTICLES OF ORGANIZATION
                                       OF
                                WARWICK HOTEL LLC
             UNDER SECTION 203 OF THE LIMITED LIABILITY COMPANY LAW

           The undersigned, for the purpose of forming a limited liability company pursuant to Section 203 of the New York Limited Liability Company Law, hereby certifies:

         1. The name of the limited liability company is WARWICK HOTEL LLC (the "Company").

         2. The office of the Company shall be located in the County of Monroe, State of New York.

         3. The Company is not to have a specific date of dissolution in addition to the events of dissolution set forth in Section 701 of the New York Limited Liability Company Law.

         4. The Secretary of State of the State of New York is hereby designated as the agent of the Company upon whom process in any action or proceeding against it may be served and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Company which may be served upon him is: 100 Corporate Woods, Rochester, New York 14623.

         5. The Company shall be managed by one or more members.

         6. The Company is organized solely to acquire, own, operate, mortgage, sell and otherwise deal in and with a single hotel property in the Warwick Township of the State of Rhode Island, and to engage in and perform all acts and activities required in connection with or incident to the foregoing.

         IN WITNESS WHEREOF, I have signed these Articles of Organization this 12th day of December, 1997 and hereby affirm the truth of the statements contained herein under penalties of perjury.



                                                 /S/ AMY C. ABBINK
                                                 Amy C. Abbink, Organizer